Exhibit 99.1

October 24, 2012

DTE Energy reports third quarter 2012 results; increases guidance

DETROIT - DTE Energy (NYSE:DTE) today reported third quarter 2012 earnings of $227 million, or $1.31 per diluted share, compared with $183 million, or $1.07 per diluted share in 2011. Reported earnings increased primarily due to warm weather at Detroit Edison; improved results at MichCon and growth in reduced emissions fuel at Power & Industrial projects. Those gains were partially offset by lower earnings at Energy Trading.

Operating earnings for the third quarter 2012 were $227 million, or $1.31 per diluted share, compared with 2011 operating earnings of $183 million, or $1.07 per diluted share. Operating earnings exclude non-recurring items and discontinued operations.

“We are pleased with what we've accomplished so far this year,” said Gerard M. Anderson, DTE Energy chairman, president and CEO. “Financial results are solid, operational metrics are on target, and I'm very happy to report that recent survey results show improved customer satisfaction.”

Recent J. D. Power and Associates studies showed DTE Energy's gas utility ranked third among 17 Midwestern gas utilities for customer satisfaction, and the electric utility's customer satisfaction ranking has also increased over the past year. “Weather events and storms play a major role in power reliability,” Anderson said. “In a summer that included record-setting heat and intense storms, the extra efforts of our employees to deliver quality customer service are being recognized and appreciated.”

Anderson also commented on Proposal 3 (often referred to as “25 x 25”), a ballot initiative designed to amend Michigan's constitution and require that the state's utilities generate 25 percent of their electricity from renewable sources by 2025. In 2008, the Michigan Legislature passed bipartisan, comprehensive energy legislation that included a standard for Michigan to generate 10 percent of its electricity from renewable sources by 2015.

“DTE Energy fully supports the current renewable standard of 10 percent, and we are on track to meet it,” Anderson said. “But we are extremely concerned about the negative financial impact that Proposal 3 would have on our customers. Proponents of this ballot initiative are seeking to dictate Michigan's energy policy by circumventing the state's legislative process. Our constitution should not be used to establish detailed industrial policy, including energy policy.”

Anderson suggested that concerned voters visit the Clean Affordable Renewable Energy (C.A.R.E.) website for additional information at www.careformich.com.

Reported earnings for the first nine months ended Sept. 30, 2012 were $529 million or $3.08 per diluted share, versus $561 million, or $3.30 per diluted share in 2011. Year-to-date operating earnings were $529 million, or $3.08 per diluted share, compared with $482 million, or $2.83 per diluted share in 2011. Reconciliations of reported earnings to operating earnings are at the end of this news release.

Outlook for 2012

DTE Energy increased its 2012 operating earnings guidance of $3.65 to $3.95 per diluted share to $3.80 to $4.00.

“Above average temperatures during the summer increased demand and revenues at our electric utility, more than offsetting the winter's warm weather impact on our gas utility,” said David E. Meador, DTE Energy executive vice president and chief financial officer. “We are revising guidance to reflect these weather influences, as well as other economic developments that have impacted our year-to-date earnings.”

Meador also commented on DTE Energy's recent announcement to increase 2012 planned spending with Michigan-based companies from $575 million to $700 million by December 31, 2012. The company spent $558 million with Michigan-based suppliers through September 2012, compared to $401 million during the same period a year ago. “I'm proud of the way our company has embraced the state's Pure Michigan Business Connect initiative. DTE Energy's Michigan spend represents more than 6,800 full-time jobs over the last two years as a result of our commitment to be a force for growth and prosperity in our state,” said Meador.

This earnings announcement, as well as a package of slides and supplemental information, is available at www.dteenergy.com.

DTE Energy plans to conduct a conference call with the investment community hosted by Meador at 9 a.m. EDT today, to discuss third quarter 2012 earnings results. Investors, the news media and the public may listen to a live internet broadcast of the call at www.dteenergy.com/investors. The telephone dial-in numbers are US and Canada toll free: (888) 244-2417 or International toll: (913) 312-1463. The passcode is 5922498. The internet broadcast will be archived on the company's website. An audio replay of the call will be available from noon today to Nov. 7. To access the replay, dial (888) 203-1112 or (719) 457-0820 and enter passcode 5922498.

DTE Energy (NYSE:DTE) is a Detroit-based diversified energy company involved in the development and management of energy-related businesses and services nationwide. Its operating units include Detroit Edison, an electric utility serving 2.1 million customers in Southeastern Michigan, MichCon, a natural gas utility serving 1.2 million customers in Michigan and other non-utility, energy businesses focused on gas storage and pipelines, unconventional gas production, power and industrial projects, and energy trading. Information about DTE Energy is available at dteenergy.com, twitter.com/dte_energy and facebook.com/dteenergy.

Use of Operating Earnings Information - DTE Energy management believes that operating earnings provide a more meaningful representation of the company's earnings from ongoing operations and uses operating earnings as the primary performance measurement for external communications with analysts and investors. Internally, DTE Energy uses operating earnings to measure performance against budget and to report to the Board of Directors.

In this release, DTE Energy discusses 2012 operating earnings guidance. It is likely that certain items that impact the company's 2012 reported results will be excluded from operating results. Reconciliations to the comparable 2012 reported earnings guidance are not provided because it is not possible to provide a reliable forecast of specific line items. These items may fluctuate significantly from period to period and may have a significant impact on reported earnings.

The information contained herein is as of the date of this release. DTE Energy expressly disclaims any current intention to update any forward-looking statements contained in this release as a result of new information or future events or developments. Words such as “anticipate,” “believe,” “expect,” “projected” and “goals” signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various assumptions, risks and uncertainties. This release contains forward-looking statements about DTE Energy's financial results and estimates of future prospects, and actual results may differ materially.

Many factors may impact forward-looking statements including, but not limited to, the following: impact of regulation by the FERC, MPSC, NRC and other applicable governmental proceedings and regulations, including any associated impact on rate structures; the amount and timing of cost recovery allowed as a result of regulatory proceedings, related appeals or new legislation; impact of electric and gas utility restructuring in Michigan, including legislative amendments and Customer Choice programs; economic conditions and population changes in our geographic area resulting in changes in demand, customer conservation, increased thefts of electricity and gas and high levels of uncollectible accounts receivable; environmental issues, laws, regulations, and the increasing costs of remediation and compliance, including actual and potential new federal and state requirements; health, safety, financial, environmental and regulatory risks associated with ownership and operation of nuclear facilities; changes in the cost and availability of coal and other raw materials, purchased power and natural gas; volatility in the short-term natural gas storage markets impacting third-party storage revenues; access to capital markets and the results of other financing efforts which can be affected by credit agency ratings; instability in capital markets which could impact availability of short and long-term financing; the timing and extent of changes in interest rates; the level of borrowings; the potential for losses on investments, including nuclear decommissioning and benefit plan assets and the related increases in future expense and contributions; the potential for increased costs or delays in completion of significant construction projects; the uncertainties of successful exploration of unconventional gas and oil resources and challenges in estimating gas and oil reserves with certainty; changes in and application of federal, state and local tax laws and their interpretations, including the Internal Revenue Code, regulations, rulings, court proceedings and audits; the effects of weather and other natural phenomena on operations and sales to customers, and purchases from suppliers; unplanned outages; the cost of protecting assets against, or damage due to, terrorism or cyber attacks; employee relations and the impact of collective bargaining agreements; the availability, cost, coverage and terms of insurance and stability of insurance providers; cost reduction efforts and the maximization of plant and distribution system performance; the effects of competition; changes in and application of accounting standards and financial reporting regulations; changes in federal or state laws and their interpretation with respect to regulation, energy policy and other business issues; binding arbitration, litigation and related appeals; and the risks discussed in our public filings with the Securities and Exchange Commission. New factors emerge from time to time. We cannot predict what factors may arise or how such factors may cause our results to differ materially from those contained in any forward-looking statement. Any forward-looking statements refer only as of the date on which such statements are made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. This presentation should also be read in conjunction with the “Forward-Looking Statements” sections in each of DTE Energy's and Detroit Edison's 2011 Forms 10-K and 10-Q (which sections are incorporated herein by reference), and in conjunction with other SEC reports filed by DTE Energy and Detroit Edison.
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For further information, members of the media may call:
Scott Simons (313) 235-8808
Len Singer (313) 235-8809

Analysts, for further information call:
Mark Rolling (313) 235-7663
Benny Riggi (313) 235-3208

DTE Energy Company
Consolidated Statements of Operations (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
(in Millions, Except per Share Amounts)	2012	2011	2012	2011
Operating Revenues	$2,206	$2,265	$6,480	$6,724

Operating Expenses
Fuel, purchased power and gas	761	866	2,347	2,708
Operation and maintenance	692	670	2,126	1,948
Depreciation, depletion and amortization	265	259	747	752
Taxes other than income	80	79	254	239
Asset (gains) and losses, reserves and impairments, net	(2)	(8)	(10)	—
	1,796	1,866	5,464	5,647

Operating Income	410	399	1,016	1,077

Other (Income) and Deductions
Interest expense	112	120	334	370
Interest income	(2)	(3)	(7)	(8)
Other income	(47)	(20)	(125)	(59)
Other expenses	9	16	28	31
	72	113	230	334
Income Before Income Taxes	338	286	786	743

Income Tax Expense	108	101	251	180

Net Income	230	185	535	563

Less: Net Income Attributable to Noncontrolling Interests	3	2	6	2

Net Income Attributable to DTE Energy Company	$227	$183	$529	$561

Basic Earnings per Common Share
Net Income Attributable to DTE Energy Company	$1.32	$1.08	$3.09	$3.31

Diluted Earnings per Common Share
Net Income Attributable to DTE Energy Company	$1.31	$1.07	$3.08	$3.30

Weighted Average Common Shares Outstanding
Basic	172	169	171	169
Diluted	172	170	171	170

Dividends Declared per Common Share	$0.62	$0.59	$1.80	$1.74

DTE Energy Company
Segment Net Income (Unaudited)

	Three Months Ended September 30
	2012			2011
(in Millions)	Reported Earnings	Adjustments	Operating Earnings	Reported Earnings	Adjustments	Operating Earnings

Electric Utility	$194	$—	$194	$157	$—	$157

Gas Utility	4	—	4	(11)	—	(11)

Non-utility Operations
Gas Storage and Pipelines	14	—	14	13	—	13

Unconventional Gas Production	—	—	—	(2)	—	(2)

Power and Industrial Projects	22	—	22	12	—	12

Energy Trading	1	—	1	22	—	22

Total Non-utility operations	37	—	37	45	—	45

Corporate and Other	(8)	—	(8)	(8)	—	(8)

Net Income Attributable to DTE Energy Company	$227	$—	$227	$183	$—	$183

DTE Energy Company
Segment Diluted Earnings Per Share (Unaudited)

	Three Months Ended September 30
	2012			2011
	Reported Earnings	Adjustments	Operating Earnings	Reported Earnings	Adjustments	Operating Earnings

Electric Utility	$1.13	$—	$1.13	$0.92	$—	$0.92

Gas Utility	0.02	—	0.02	(0.06)	—	(0.06)

Non-utility Operations
Gas Storage and Pipelines	0.08	—	0.08	0.08	—	0.08

Unconventional Gas Production	—	—	—	(0.01)	—	(0.01)

Power and Industrial Projects	0.13	—	0.13	0.07	—	0.07

Energy Trading	0.01	—	0.01	0.13	—	0.13

Total Non-utility operations	0.22	—	0.22	0.27	—	0.27

Corporate and Other	(0.06)	—	(0.06)	(0.06)	—	(0.06)

Net Income Attributable to DTE Energy Company	$1.31	$—	$1.31	$1.07	$—	$1.07

DTE Energy Company
Segment Net Income (Unaudited)

	Nine Months Ended September 30
	2012			2011
(in Millions)	Reported Earnings	Adjustments	Operating Earnings	Reported Earnings	Adjustments		Operating Earnings

Electric Utility	$417	$—	$417	$345	$9	A	$354

Gas Utility	60	—	60	69	—		69

Non-utility Operations
Gas Storage and Pipelines	48	—	48	42	—		42

Unconventional Gas Production	(3)	—	(3)	(5)	—		(5)

Power and Industrial Projects	40	—	40	27	—		27

Energy Trading	3	—	3	36	—		36

Total Non-utility operations	88	—	88	100	—		100

Corporate and Other	(36)	—	(36)	47	(88)	B	(41)

Net Income Attributable to DTE Energy Company	$529	$—	$529	$561	$(79)		$482

Adjustments key
A) Fermi asset retirement obligation
B) Income tax adjustment due to enactment of Michigan Corporate Income Tax in May 2011

DTE Energy Company
Segment Diluted Earnings Per Share (Unaudited)

	Nine Months Ended September 30
	2012			2011
	Reported Earnings	Adjustments	Operating Earnings	Reported Earnings	Adjustments		Operating Earnings

Electric Utility	$2.43	$—	$2.43	$2.03	$0.05	A	$2.08

Gas Utility	0.35	—	0.35	0.41	—		0.41

Non-utility Operations
Gas Storage and Pipelines	0.28	—	0.28	0.25	—		0.25

Unconventional Gas Production	(0.02)	—	(0.02)	(0.03)	—		(0.03)

Power and Industrial Projects	0.23	—	0.23	0.16	—		0.16

Energy Trading	0.02	—	0.02	0.21	—		0.21

Total Non-utility operations	0.51	—	0.51	0.59	—		0.59

Corporate and Other	(0.21)	—	(0.21)	0.27	(0.52)	B	(0.25)

Net Income Attributable to DTE Energy Company	$3.08	$—	$3.08	$3.30	$(0.47)		$2.83

Adjustments key
A) Fermi asset retirement obligation
B) Income tax adjustment due to enactment of Michigan Corporate Income Tax in May 2011